Exhibit 99.1

FOR IMMEDIATE RELEASE:

For Media Inquiries:	Brad E. Schwartz, executive vice president, COO & CFO
(757) 389-5111

Monarch Financial Holdings Declares 20% Stock Dividend

CHESAPEAKE, Va., September 18, 2007 – Monarch Financial Holdings, Inc., parent of Monarch Bank, (NASDAQ:MNRK) announced their fifth stock dividend in the Company’s history. The Board of Directors, at their September 18, 2007 meeting, declared a 20% stock split, to be effected as a stock dividend. This 6-for-5 stock split equals one additional share for every five shares owned, and is payable November 1, 2007 to shareholders of record on October 10, 2007.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and three offices in Norfolk, Virginia. OBX Bank, a division of Monarch, operates one office in Kitty Hawk, North Carolina. Services are also provided through fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (www.monarchbank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (residential mortgage lending), Virginia Asset Group, LLC/Monarch Investment (investment and insurance solutions) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in BI Investments, LLC (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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